Exhibit (h)(48)

RANGE FUND HOLDINGS, LLC (“FUND SPONSOR”) SERIES Complex

NEW FUND ADDENDUM DATED DecEMBER 14, 2023 TO

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

(the “agreement”)

DATED AS OF September 29, 2011

BETWEEN

Exchange Traded Concepts Trust ON BEHALF OF

RANGE NUCLEAR RENAISSANCE index ETF,

RANGE GLOBAL COAL Index ETF,

RANGE GLOBAL LNG ECOSYSTEM Index ETF AND

RANGE GLOBAL OFFSHORE OIL SERVICES index ETF

of the RANGE FUND HOLDINGS, llc series complex

AND

SEI INVESTMENTS GLOBAL FUNDS SERVICES

Relationship to Agreement:	Excepted as specifically set forth herein, defined terms used in this New Fund Addendum shall have the meaning set forth in the Agreement. Upon executing this New Fund Addendum, the Funds in the Series Complex shall be included in the terms and conditions of the Agreement as if the same had been an original party thereto and the term “Advisor” as used in the Agreement shall, from and after the date hereof, also refer to the Fund Sponsor added pursuant to this New Fund Addendum. In the event of a conflict between the terms set forth in this New Fund Addendum and any terms set forth in the Agreement, the terms set forth in this New Fund Addendum shall govern, but solely with respect to the Series Complex described herein.
Series Complex:	The Range Nuclear Renaissance Index ETF, Range Global Coal Index ETF, Range Global LNG Ecosystem Index ETF and Range Global Offshore Oil Services Index ETF, and any additional Fund established as a series of the Trust subsequent to the date hereof for which Range Fund Holdings, LLC serves as Fund Sponsor (each a “Fund” and collectively, the “Series Complex”).
Fees:	The following fees are due and payable monthly to the Administrator pursuant to Section 8 of the Agreement out of the assets of the Series Complex, except to the extent the Advisor agrees to reimburse the Series Complex's expenses, in which case such fees shall be paid by the Advisor. The Series Complex will be charged the greater of its Asset Based Fee or its Annual Minimum Fee, in each case calculated in the manner set forth below.
Asset Based Fee:	First $XXX in Net Assets: XX Basis Points
Next $XXX in Net Assets: XX Basis Points
Net Assets in excess of $XXX billion: XX Basis Points

The Asset Based Fee shall be calculated based on the aggregate average daily net assets of the Series Complex during the relevant period.

Annual Minimum Fee:	The initial Annual Minimum Fee shall be as follows:

1.	During the initial 12 months after the date that is the Series Live Date, the Annual Minimum Fee shall be $XXX per Fund, and
2.	during the period of time that is after the date that is the 12-month anniversary date of the Series Live Date and continuing thereafter, the Annual Minimum Fee shall be $XXX per Fund.

Implementation Fee:	$XXX one-time implementation fee for the initial launch of the first four Funds, plus $XXX one-time implementation fee applicable to each additional Fund added to the Series Complex hereafter.

Out of Pocket Expenses:	All reasonable out of pocket expenses (i.e., blue sky fees, fulfillment charges, pricing service fees, postage, registration fees, facsimile and telephone charges) incurred by the Administrator on behalf of the Fund will be billed to the Fund quarterly in arrears.

Annual CPI Increase:	The fees payable hereunder shall be subject to one annual increase at the Administrator’ discretion, equal to the percentage increase in the Philadelphia Consumer Price Index since the Effective Date with respect to the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that the Administrator shall notify the Advisor of the Series Complex of its intent to effectuate any such increase at least thirty days prior to the effective date of such increase.

Reorganization Fees:	The Advisor shall pay the Administrator a transaction charge equal to $XXX in connection with each Reorganization Event to which any Fund in the Series Complex is a party. For purposes of the foregoing, a “Reorganization Event” means any material change in the organizational structure of any Fund in the Series Complex, including, without limitation, any merger, acquisition or divestiture of all or any portion of the assets of a Fund in the Series Complex as well as any acquisition or merger transaction between a Fund in the Series Complex and any other fund.

Operational Automation:	A critical component of the Administrator’s services is Fund valuations. Automated trade delivery and receipt between fund advisors and Administrator is critical to high quality service. Accordingly, Administrator and the Advisor of the Series Complex agree to use best efforts to implement automated trade delivery and receipt as soon as practicable after each Fund’s establishment in the Trust.

Term:	The term of this New Fund Addendum shall continue in effect with respect to each Fund in the Series Complex for a period of three years from and after the first date set forth above (the “Initial Term”). Following expiration of the Initial Term, this New Fund Addendum shall continue in effect for successive periods of one year (each, a “Renewal Term”).

Termination:	This New Fund Addendum may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on one hundred eighty days prior written notice; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least ninety days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to any portfolio, upon forty-five days prior written notice, effective (i) upon the reorganization or merger of a portfolio into another entity, provided that the Administrator or one of its affiliates enters into a written agreement to provide administration services on behalf of such surviving entity, or (ii) upon any “change of control” of the Advisor by sale, merger, reorganization, acquisition or other disposition of substantially all of the assets of the Advisor to a third party, provided that the Administrator or one of its affiliates enters into a written agreement to provide administration services on behalf of the third party or surviving entity. For purposes of this paragraph, the term “change of control” shall mean any transaction that results in the transfer of right, title and ownership of twenty-five (25) percent or more of the equity interests of the Advisor to a third party.

Early Termination:	Subject to the terms and conditions set forth in this paragraph, the parties may agree to terminate this New Fund Addendum on or before the expiration of the then current term (hereinafter, an “Early Termination”). In the event the parties agree to an Early Termination, the parties will agree upon the effective date of such Early Termination and, on or before such effective date, the Series Complex shall (i) not be in material breach of the Agreement (including this New Fund Addendum) and (ii) pay the Buyout Amount to the Administrator in the manner set forth below. As used herein, the term “Buyout Amount” shall mean the amount that is equal to (1) the average monthly fee payable by the Series Complex to the Administrator hereunder during the six month period (or such shorter period if fewer than six months have elapsed since the effective date of this New Fund Addendum) immediately preceding the mutual agreement called for in this paragraph multiplied by (2) the number of months remaining in the then current term (including any Renewal Term to which the Series Complex is already committed). The Series Complex shall pay the Buyout Amount to the Administrator on or before the effective date of the Early Termination by means of wire or other immediately available funds.
Advisor Expense Repayment:	Any and all out of pocket fees, costs, or expenses advanced by the Administrator, in its sole discretion on behalf of the Series Complex or the undersigned Advisor, as a result of any failure to fully satisfy and comply with any and all applicable portfolio expense caps or expense ratio limits, shall be the responsibility of the Advisor and shall be promptly repaid to the Administrator (“Repayment Obligation”). Any such Repayment Obligation of the Advisor shall survive: (i) the termination of the Agreement and this New Fund Addendum thereto, (ii) any merger or liquidation of any subject portfolio, unless and until the Repayment Obligation is indefeasibly paid in full.

Notice to Advisor:	Name of Party or Parties:	Exchange Traded Concepts, LLC
	Name of Contact:	Garrett Stevens
	Address:	10900 Hefner Pointe Dr., Suite 400
		Oklahoma City, OK 73120
	Telephone No.:	405.778.8377
	Facsimile No.:	405.778.8375
	Email Address:	garrett@exchangetradedconcepts.com

IN WITNESS WHEREOF, the parties hereto have executed this New Fund Addendum by their duly authorized representatives as of the day and year first above written.

EXCHANGE TRADED CONCEPTS TRUST

On behalf of:

Range Nuclear Renaissance Index ETF,

Range Global Coal Index ETF,

Range Global LNG Ecosystem Index ETF, and

Range Global Offshore Oil Services Index ETF

BY:
Name:
Title:

SEI INVESTMENTS GLOBAL FUNDS SERVICES

BY:
Name:
Title:

AGREED TO AND ACCEPTED BY:

Range Fund Holdings LLC,

Fund Sponsor to:

Range Nuclear Renaissance Index ETF,

Range Global Coal Index ETF,

Range Global LNG Ecosystem Index ETF, and

Range Global Offshore Oil Services Index ETF

BY:
Name:
Title:

EXCHANGE TRADED CONCEPTS, LLC, as Advisor to:

Range Nuclear Renaissance Index ETF,

Range Global Coal Index ETF,

Range Global LNG Ecosystem Index ETF, and

Range Global Offshore Oil Services Index ETF

BY:
Name:
Title:

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